EXHIBIT 5
                         [QUEST DIAGNOSTICS LETTERHEAD]


February 28, 2003



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

             I am Vice President and Deputy General Counsel of Quest
Diagnostics Incorporated (the "Registrant") and am familiar with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the registration of 292,304 additional shares of the Registrant's Common Stock, $.01 par value, which may be sold by the Registrant pursuant to the Amended and Restated Unilab Corporation 2000 Executive Stock Option Plan and the Unilab Corporation 2001 Stock Option Plan (collectively, the "Plans"). As a result of the consummation of the merger of Unilab Corporation with a subsidiary of the Registrant, the options outstanding under the Plans have converted into options to acquire common stock of the Registrant.

             In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Registrant, certificates of public officials and officers of the Registrant, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

             Based upon the foregoing, and having regard for such legal consideration as I have deemed relevant, I am of the opinion that:

        1. The Registrant is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

        2. The shares of the Registrant's Common Stock to be sold by the Registrant pursuant to the Plans will be duly authorized, validly issued, fully paid and non-assessable.

        3. Neither of the Plans is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and neither of the Plans is subject to the provisions of the Employee Retirement Income Security Act of 1974.

             I consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.


                                   Very truly yours,


                                   /s/ Leo C. Farrenkopf, Jr.
                                   --------------------------------
                                   Leo C. Farrenkopf, Jr.


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